Exhibit 3.6

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION OF

CURON MEDICAL, INC.

Curon Medical, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of said Corporation and declaring said amendment advisable and directing that said amendment be submitted to the stockholders of said Corporation entitled to vote in respect thereof for their approval. The resolution setting forth said amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by replacing the text of the first paragraph of Article IV thereof so that such text shall be and read as follows:

“Upon the amendment of this Article to read as herein set forth with the Delaware Secretary of State (the “Filing Date”), each four (4) outstanding shares of Common Stock shall be combined and converted automatically into one (1) share of Common Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share after the combination, as determined by the Board of Directors of the Corporation. All numbers of shares contained in this Certificate of Incorporation are stated after giving effect to the combination of the Common Stock and no further adjustment shall be made as a consequence of such combination.

The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares which the Corporation is authorized to issue is 105,000,000 shares. The number of shares of Common Stock authorized is 100,000,000. The number of shares of Preferred Stock authorized is 5,000,000.”

SECOND: That thereafter at the Annual Meeting of Stockholders of said corporation, duly called and held, upon notice in accordance with the General Corporation law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of General Corporation Law by obtaining the affirmative vote of a majority of the outstanding shares of Common Stock of said Corporation.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this 26th day of May, 2006.

CURON MEDICAL, INC.

By:	/s/ Larry C. Heaton, II
Larry C. Heaton, II, Chief Executive Officer